                                                                  Exhibit 99.10

KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

           Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Contract Owners of Variable Annuity Account

We consent to the use of our report dated March 9, 2009, with respect to the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries and our report dated April 10, 2009 on the financial statements of Variable Annuity Account included herein and to the reference to our Firm under the heading "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in Part B of the Registration Statement.

                                          /s/ KPMG LLP

Minneapolis, Minnesota
October 13, 2009